EXHIBIT 10.4

Messrs.

Manitex International Inc.

9725 Industrial Drive

Bridgeview, Illinois

21 July 2014

RE: put & call agreement on certain debts owed by PM Group S.p.A. to BPER

Dear Sirs,

we refer to our previous conversations to transcribe here below the content of your proposal as our full acceptance of the same.

“Messrs

Banca Popolare dell’Emilia Romagna

Via San Carlo 8/20

Modena

Bridgeview, 21 July 2014

RE: put & call agreement on certain debts owed by PM Group S.p.A. to BPER

Dear Sirs,

we refer to our previous conversations and propose hereby the following agreement:

OPTION AGREEMENT

BY AND BETWEEN

1.	Manitex International Inc., a company duly organized and validly existing under the laws of the State of Illinois (U.S.A.), with registered office at 9725 Industrial Drive, Bridgeview, Illinois, represented herein by Andrew Rooke, Chief Financial Officer of the company, authorized pursuant to resolution of 10 July 2014, (“Manitex”)

AND

1.	Banca Popolare dell’Emilia Romagna, a company duly organized and validly existing under the laws of Italy, with registered office in Modena, enrolled under No. 01153230360 with the register of banks held by the Bank of Italy in accordance with article 13 of Legislative Decree no. 385 of 1 September 1993 (the “Consolidated Banking Act”) and enrolled with the register held by the Bank of Italy pursuant to article 64 of the Consolidated Banking Act, represented herein by Emilio Cremonesi, (“BPER”)

WHEREAS

A. PM Group S.p.A. is a company duly incorporated and validly organised under the laws of Italy, with registered office at 22 Via Verdi, San Cesario sul Panaro (MO), Italy, number of registration at the Register of Companies of Modena 334223, with a share capital of Euro 23,311,420.00, fully paid-in and divided into no. 101,312,500 ordinary shares, with no par value (“PM” or the “Company”).

B. PM owns 100% of the shares of Oil & Steel S.p.A, a company duly incorporated and validly organised under the laws of Italy, with registered office at 22 Via Verdi, San Cesario sul Panaro (MO), Italy, number of registration at the Register of Companies of Modena 02313650364 with a share capital of Euro 362,400.00 fully paid-in and divided in no. 362,400 ordinary shares, each having a par value of Euro 1.00 (“O&S”).

C. Pursuant to a loan agreement entered into on 24 February, 2009, between, inter alios, BPER and PM, BPER granted and advanced to PM a loan for a maximum amount of Euro 76,500,000.00, secured by a mortgage and three pledges over shares of PM, O&S and a further subsidiary of PM (the “Loan Agreement”).

D. On the date hereof (the “Signing Date”) PM executed a debt restructuring agreement pursuant to article 182-bis of the IBL (as defined below) with its banks, including BPER (the “Banks Restructuring Agreement”). The Banks Restructuring Agreement provides, inter alia, that a portion of the debts owed by PM to BPER under the Loan Agreement equal on the Signing Date to a principal amount of Euro 5,000,000.00 will be rescheduled to 2017 and subject to the provisions of the Banks Restructuring Agreement (the “BPER Subordinated Debt”). Although not a signatory to the Banks Restructuring Agreement, Manitex acknowledges its content without exception.

E. On the date hereof, Manitex entered into an investment agreement with the majority shareholder of the Company (the “Investment Agreement”) in respect of the subscription by Manitex for a capital increase of the Company at the terms and conditions set forth in the Investment Agreement.

F. An extraordinary shareholders meeting of the Company has been called-in on 30 June 2014 in first call and on 30 July 2014 in second call to resolve on the following actions:

(i)	a PM capital increase for Euro 10,000,000.00 (ten million/00) and a share premium of Euro 7,927,316.00 (seven million nine hundred twenty seven thousand three hundred sixteen/00) – conditional upon full subscription thereof (inscindibile) and a contribution of Euro 26,572,684.00 (twenty six million five hundred seventy two thousand six hundred eighty four/00) to cover losses, paid-in also by way of set-off of due claims, with right of option of the shareholders;

and in the event of failure of the current shareholders to subscribe in full for the capital increase above

(ii)	a PM capital increase for Euro 10,000,000.00 (ten million/00)—conditional upon full subscription thereof (inscindibile), and a share premium of Euro 7,927,316.00 (seven million nine hundred twenty seven thousand three hundred sixteen/00) – conditional upon full subscription thereof (inscindibile) and a contribution of Euro 26,572,684.00 (twenty six million five hundred seventy two thousand six hundred eighty four/00) to cover losses, paid-in also by way of set-off of due claims, subject to the subscription by Manitex (the “Manitex Capital Increase”).

G. The Parties wish hereby to grant Manitex the right to purchase from BPER and BPER the right to sell to Manitex the BPER Subordinated Debt at the terms and conditions set forth in this agreement (the “Put and Call Agreement”).

NOW, THEREFORE, in consideration of the recitals mentioned above (which constitute an integral part of this Put and Call Agreement), the Parties agree as follows.

1. DEFINITIONS - INTERPRETATION

1.1.	Definitions. Without prejudice to any other term and/or expression defined elsewhere in this Put and Call Agreement, the following terms and expressions shall have the following meaning:

“Auditor” means a company licensed to perform accounting auditing and certifications.

“Banks Restructuring Agreement” has the meaning set forth in paragraph D. of the Whereas clause.

“BPER” means Banca Popolare dell’Emilia Romagna s.c.a.r.l.

“BPER Subordinated Debt” means a portion with a principal amount, at the Signing Date, of Euro 5,000,000.00 (five million) of the debts owed by the Company to BPER under the Loan Agreement and restructured under the Banks Restructuring Agreement, or that lower principal amount that may result from the waive or writing off (if any) made by BPER to cover losses incurred by the Company.

“Business Day” means any day in which the banks are normally open for business in Milan (Italy) and in Illinois (U.S.A.).

“Call Option” shall have the meaning set out in paragraph b) of Article 2.1.

“Call Term” shall have the meaning set out at Article 2.4.

“Civil Code” means the Italian civil code, as approved by the Royal Decree dated 16 March 1942, No. 262, as subsequently amended.

“Closing” means the simultaneous actions set out in Article 2.6 to be carried out by the Parties on the Closing Date for the purposes of transferring the BPER Subordinated Debt from BPER to Manitex at the terms set out in this Put and Call Agreement.

“Closing Date” means the 10th (tenth) Business Day following the date on which a Notice of Exercise has been received by one of the Parties or, in the case under Paragraph 2.3, the date of delivery of the IA Determination.

“Company” shall have the meaning set out at Whereas clause A.

“Control” means the ownership of an equity interest representing more than 50% of the outstanding share capital of a corporate entity and the ability to direct the affairs of such corporate entity by reason of having the power to elect or appoint, either directly or indirectly, a majority of the governing body of such corporate entity.

“EBITDA” means, with reference to the PM consolidated financial statement (including O&S and the subsidiaries that om the Signing Date are indicated in Schedule 6.16 of the Banks Restructuring Agreement), the EBITDA as defined in the Banks Restructuring Agreement with the sole exception of the calculation of the capitalizations which, for the purposes of this definition, shall not include costs for research and development. “EBITDA 2017” means the EBITDA relating to the financial year as at 31 December 2017.

“Effective Date” means the date on which all conditions precedent under Article 5 have occurred or have been waived.

“Encumbrance” means any mortgage, lien, pledge, charge, encumbrance, other security interest (or an agreement or commitment to create any of them), legal proceeding (such as seizure), easement, license, option, claim, other rights in-rem, including option rights, pre-emption rights, rights of first refusal or veto rights, rights under forward or preliminary sales, transfer or exercise of any other attribute of ownership.

“Governmental Authority” means any government, state or political subdivision thereof, national or supranational body, court, tribunal or any person or body exercising executive, legislative, judicial, regulatory or administrative functions on behalf of any of them and includes all relevant securities commissions, stock exchange authorities, foreign exchange authorities, foreign investment authorities and similar entities or authorities.

“IBL” means the Italian bankruptcy law set out in the Royal Decree n. 267 of 16 March 1942 as subsequently amended.

“Independent Auditor” means the auditing firm (Italian branch) that will be agreed upon by Manitex and BPER to provide the services called for under paragraph 2.3 (the Parties hereby undertaking to accept all standard terms and conditions for mandates of this kind proposed by the selected auditing firm, including any standard indemnity and hold harmless clauses), or, should Manitex and BPER fail to agree on its appointment and/or the terms and conditions thereof within twenty (20) Business Days from the invitation of one Party to the other to reach agreement, and/or should the Independent Auditor be unable or unwilling to perform the services called for under paragraph 2.3, the independent auditing firm (Italian branch) that will thereupon be designated, by the President of the Court of Modena at the request of either Party after allowing sufficient time for the hearing of the other; for the purpose of this clause, “independent” means an auditing firm that has not received any mandate from any of the Parties in the three (3) years preceding its appointment.

“Investment Agreement” has the meaning ascribed to it in paragraph E of the Whereas clause.

“Law” means any constitution, law, legislation, treaty, statute, ordinance, code, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Authority having competent jurisdiction.

“Loan Agreement” has the meaning ascribed to in paragraph C of the Whereas clause.

“Manitex Capital Increase” has the meaning set out in paragraph F. of the Whereas clause.

“Notice of Exercise” means a notice notifying the addressee of the exercise of the Put Option or the Call Option, as the case may be, and specifying the place where the Closing shall take place which in all cases shall be in the city of Milan.

“Options” means collectively the Call Option and the Put Option.

“O&S” shall have the meaning set out in Whereas clause B.

“Party” or “Parties” means BPER and Manitex or both of them, as the context may require.

“Plan” means the industrial and financial plan pursuant to the Restructuring Agreement.

“PM” shall have the meaning set out at Whereas clause A.

“PM Auditor” means the company from time to time entrusted by PM with the legal auditing.

“Purchase Price” shall mean the price of the BPER Subordinated Debt set out in Articles 2.1 and 2.2 due by Manitex to BPER upon exercise of either one of the Options.

“Put and Call Agreement” means this agreement including its recitals and schedules, as it may be amended in writing from time to time.

“Put Option” shall have the meaning set out in paragraph a) of Article 2.1.

“Put Term” shall have the meaning set out at Article 2.4.

“Reorganization”: any extraordinary operation changing the reference perimeter for the Company’s consolidated financial statement and that may have a negative impact on the EBITDA.

“Signing Date” means the date of signing of this Put and Call Agreement.

“Subsidiary” means any corporate entity directly or indirectly controlled by PM.

1.2.	Interpretation. In this Put and Call Agreement, unless the context otherwise requires:

a)	words denoting the singular shall include the plural and vice versa, words denoting any gender shall include all genders and words denoting any person shall include bodies corporate, unincorporated, associations, partnerships and individuals;

b)	references to a recital, an Article, a paragraph of or a Schedule to, are to a recital of, an Article of, a paragraph of, or a Schedule to, this Put and Call Agreement, and references to this Put and Call Agreement include its recitals and its Schedules;

c)	the headings of an Article or a Schedule of this Put and Call Agreement are indicated for clarification purposes only and, consequently, they do not form an integral part of this Put and Call Agreement and may not be used for purposes of interpretation;

d)	the word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement to any specific or similar items or matters immediately following it;

e)	the words “procure” and “cause” include the obligation to deliver the performance of a third party pursuant to article 1381 of the Civil Code;

f)	the words “herein”, “hereof” and “hereunder” and similar words shall be construed to refer to this Put and Call Agreement (including the Schedules thereto) in its entirety and not to any part thereof, unless the context otherwise requires;

g)	the division of this Put and Call Agreement into Articles and/or paragraphs and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Put and Call Agreement;

h)	where in this Put and Call Agreement an Italian term is given in italics or in italics and in brackets after an English term and there is any inconsistency between the Italian and the English terms, the meaning of the Italian term shall prevail;

i)	any reference in this Put and Call Agreement to a “day” or number of “days” (without the explicit qualification of Business Day(s)) shall be interpreted as a reference to a calendar day or number of calendar days. Unless otherwise expressly indicated, any period of time expressed in days or months shall be calculated under article 2963 (Computo dei termini di prescrizione) of the Civil Code.

1.3.	No Adverse Construction against drafter. The language throughout this Put and Call Agreement shall in all cases be construed as a whole according to its fair meaning and without implying any presumption that the terms hereof shall be more strictly construed against one Party as opposed to another by reason of the rule that a document is to be construed more strictly against the Party who has prepared the same, it being acknowledged that representatives of all Parties have participated in drafting and negotiating this Put and Call Agreement.

2.	OPTIONS

2.1.	Put and Call Options. Upon the terms and subject to the conditions of this Put and Call Agreement and pursuant to section 1331 of the Civil Code:

a)	By the Put Term, BPER will have the right to sell to Manitex, which will have the irrevocable obligation to purchase, the BPER Subordinated Debt (whatever its outstanding amount may be) at the terms set out in this Put and Call Agreement (the “Put Option”):

(1)	at a Purchase Price of Euro 5,000,000.00 (five million) (i) if EBITDA 2017 is higher than Euro 16,500,000 (sixteen million five hundred thousand) or (ii) if PM carries out any Reorganization in the period from the Signing Date until the Closing Date without BPER’s prior written consent;

(2)	at a Purchase Price equal to Euro 2,500,000.00 (two million five hundred thousand) if EBITDA 2017 is equal to an amount falling between Euro 14,500,000.00 (fourteen million five hundred thousand) (included) and Euro 16,500,000.00 (sixteen million five hundred thousand) (included).

b)	By the Call Term, Manitex will have the right to purchase from BPER, which irrevocably commits to selling, the BPER Subordinated Debt (whatever its outstanding amount may be) at the terms set out in this Put and Call Agreement (the “Call Option”) if EBITDA 2017 is equal to an amount falling between Euro 14,500,000.00 (fourteen million five hundred thousand) (included) and Euro 16,500,000.00 (sixteen million five hundred thousand) (included) at a Purchase Price equal to Euro 2,500,000.00 (two million five hundred thousand);

2.2.	Undertaking to purchase the BPER Subordinated Debt. If EBITDA 2017 is lower than € 14,500,000.00 (fourteen million five hundred thousand), Manitex shall purchase from BPER and BPER shall sell to Manitex the BPER Subordinated Debt for a consideration of € 1,00 (one) by the Call Term.

2.3.	Calculation of the EBITDA 2017. In view of the exercise of the Options set forth at Paragraph 2.1 and the compliance with the undertaking set forth in paragraph 2.2 above, Manitex will cause the Company to deliver to both Manitex and BPER a copy of the consolidated financial statements of the Company as at 31 December 2017 within thirty (30) days from approval thereof by the Company’s shareholders’ meeting in compliance with applicable law, together with a separate document, undersigned by PM’s Auditor, showing the good faith calculation of EBITDA 2017 (the “Date of Delivery of the EBITDA 2017 Calculation”). BPER may disagree with the calculation of the EBITDA 2017 received by Manitex by sending to Manitex a written notice in this respect within thirty (30) Business Days following receipt of the Manitex calculation. In this case, the EBITDA 2017 shall be calculated by the Independent Auditor, it being agreed that:

2.3.1.	the Independent Auditor shall (i) apply this Put and Call Agreement and resolve any issues and matters necessary or expedient for the performance of its mandate; and (ii) deliver to Manitex and BPER a written determination of the EBITDA 2017 (the “IA Determination”) within thirty (30) Business Days of the date of its appointment;

2.3.2.	Manitex shall procure, also committing on behalf of the Company pursuant to Article 1381 of the Civil Code, that the Independent Auditor is given access to all books, records, financial statements, business plans and other documents, of the Company and its subsidiaries, and information as are requested by it for the purpose of making its determination; and

2.3.3.	all costs and expenses related to the determination of the EBITDA 2017 by the Independent Auditor shall be borne by Manitex.

2.4.	Exercise of the Options. BPER may exercise the Put Option starting from the latest between (i) the Delivery Date of the Calculation of the EBITDA 2017 and (ii) the IA Determination Date and until the 80th (eightieth) Business Day following the applicable date between the two mentioned above (the “Put Term”).The Call Option may be exercised by Manitex by the 80th (eightieth) Business Day following the deadline of the Put Term (the “Call Term”). Both Options must be exercised by sending to the relevant Party a Notice of Exercise, which once delivered shall be irrevocable.

2.5.	Transfer of Title. The transfer of title of the BPER Subordinated Debt from BPER to Manitex will take place as a result of the exercise of one of the Options, without need for further formalities, conditional on the payment of the Purchase Price.

2.6.	Terms of transfer. On the Closing Date, the BPER Subordinated Debt will be transferred without recourse (pro-soluto) as unsecured monetary claim, thus with no guarantee on the solvency of the Company.

2.7.	Closing. On the Closing Date:

(A) Manitex shall:

(i)	pay the Purchase Price to BPER;

(ii)	execute and cause the Company to execute all the documentation that BPER may deem reasonably necessary or adequate to provide evidence to the transfer of the BPER Subordinated Debt under applicable Law; and

(iii)	cause the Company to undersign a statement as acceptance of the transfer of the BPER Subordinated Debt to Manitex;

(B) BPER shall undersign and deliver to Manitex all the documents that Manitex may deem reasonably necessary or adequate to provide evidence to the transfer of the BPER Subordinated Debt under applicable Law:

2.8.	One Transaction. All actions and transactions constituting the Closing pursuant to Paragraph 2.8 shall be regarded as one single transaction, so that, at the option of the Party having interest in the performance of any relevant specific action or transaction, no action or transaction constituting the Closing shall be deemed to have taken place if and until all other actions and transactions constituting the Closing shall have been properly performed in accordance with the provisions of this Put and Call Agreement, save the liability of the defaulting party.

2.9.	Consideration for the Options. The Parties hereby acknowledge that (i) a satisfactory consideration for the Call Option is represented by the Put Option and vice versa and that (ii) no other consideration shall be due by either Party to the other in respect of the Options granted hereunder.

3.	REPRESENTATIONS AND WARRANTIES OF BPER

3.1	BPER hereby makes the following representations and warranties to Manitex, each of which shall be true and correct also on the Effective Date and the Closing Date:

3.1.1	BPER is a bank duly incorporated, validly existing and in good standing under the laws of Italy;

3.1.2	all corporate actions and other proceedings required to be taken by or on behalf of BPER to authorize BPER to enter into and to carry out this Put and Call Agreement have been duly and properly taken, and this Put and Call Agreement has been duly executed and delivered by BPER and constitutes the valid and binding obligation of BPER enforceable against BPER in accordance with its terms;

3.1.3	no application to, or filing with, or consent, authorization or approval of, or license, permit, registration, declaration or exemption by, any governmental or public body or authority is required of BPER under Italian Law in connection with the execution and performance of this Put and Call Agreement;

3.1.4	the execution and delivery of this Put and Call Agreement by BPER and the consummation of the transactions contemplated hereby will not conflict with, or result in the breach of, or constitute a default under, the articles of incorporation or the by-laws of BPER;

3.1.5	BPER is the exclusive owner of the BPER Subordinated Debt that is clear and free from any Encumbrance and BPER has the full right, power and authority to sell, assign, transfer and deliver the BPER Subordinated Debt in accordance with the terms of this Put and Call Agreement and the Banks Restructuring Agreement, also by virtue of the express consent given by the Company and Unicredit pursuant to the Banks Restructuring Agreement to the transfer of the BPER Subordinated Debt as per this Agreement;

3.1.6	on the Closing Date, the BPER Subordinated Debt will be unconditionally and freely transferable under the Loan Agreement and the Banks Restructuring Agreement, also by virtue of the express consent given by the Company and Unicredit pursuant to the Banks Restructuring Agreement to the transfer of the BPER Subordinated Debt as per this Agreement;

3.1.7	the BPER Subordinated Debt is valid and existing pursuant to article 1266 of the Civil Code;

3.1.8	the principal amount of the BPER Subordinated Debt on the date hereof is Euro 5,000,000.00 (five million), and the same will be on the Closing Date, without prejudice to what has been set forth pursuant to the Banks Restructuring Agreement in the event of PM losses;

3.1.9	the Loan Agreement is valid and enforceable under Italian Law;

3.1.10	BPER has correctly, completely and diligently kept and shall correctly, completely and diligently keep until the Closing Date the books, records, data and documents regarding the BPER Subordinated Debt in compliance with all requirements of applicable Italian Laws;

3.2	BPER shall indemnify and hold Manitex harmless in respect of all losses or damages incurred or suffered by Manitex as a result of any representations and warranties not being true and correct and/or the breach by BPER of any covenants and/or obligations contained in this Put and Call Agreement.

4.	REPRESENTATIONS AND WARRANTIES OF MANITEX

4.1	Manitex hereby makes the following representations and warranties to BPER, each of which shall be true and correct also on the Effective Date and the Closing Date:

4.1.1	Manitex is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation;

4.1.2	all corporate actions and other proceedings required to be taken by or on behalf of Manitex to authorize Manitex to enter into and to carry out this Put and Call Agreement have been duly and properly taken, and this Put and Call Agreement has been duly executed and delivered by Manitex and constitutes the valid and binding obligation of Manitex enforceable against Manitex in accordance with its terms;

4.1.3	no application to, or filing with, or consent, authorization or approval of, or license, permit, registration, declaration or exemption by, any Governmental Authority is required of Manitex in connection with the execution and performance of this Put and Call Agreement;

4.1.4	the execution and delivery of this Put and Call Agreement and the consummation of the transactions contemplated hereby will not conflict with, or result in the breach of, or constitute a default under, the articles of incorporation or the by-laws of Manitex;

4.1.5	Manitex has not incurred any liability for any brokerage, finder’s or similar fees or commissions in connection with the transactions contemplated hereby, the payment of which could be validly claimed from BPER.

4.1.6.	As stated in the Whereas clause D, Manitex has thorough knowledge of the Debt Restructuring Agreement and the documentation attached and in the performance of the BPER Subordinated Debt regulation, and thus executes this Agreement with the full knowledge of the substantive regulation and the legal regime applicable to the BPER Subordinated Debt pursuant to the Debt Restructuring Agreement without exception.

4.2	Manitex shall use the BPER Subordinated Debt, once the transfer is completed, so to issue, for a corresponding amount and within thirty (30) Business Days from the Closing Date, a capital increase of the Company.

4.3	Manitex shall indemnify and hold BPER harmless in respect of all losses or damages incurred or suffered by BPER as a result of any representations and warranties not being true and correct and/or the breach by Manitex of any covenants and/or obligations contained in this Put and Call Agreement.

5.	CONDITIONS PRECEDENT

5.1	This Put and Call Agreement shall become effective subject to (i) the Banks Restructuring Agreement becoming effective and (ii) the Execution of the Manitex Capital Increase, as defined in the Banks Restructuring Agreement, by Manitex no later than 31 January, 2015.

5.2	Without prejudice to paragraph 9.2, this Put and Call Agreement shall cease to have effect subject to the occurrence of any of the following conditions subsequent:

5.2.1	the consummation of the transactions contemplated hereunder being restrained, enjoined or otherwise prohibited or made illegal by any applicable Law applicable to either BPER or Manitex, it being understood that, in the event one of the clauses or this Agreement were void or invalid, the Parties shall do whatever is in their power to agree on clauses with substantially the same effect; and

5.2.2	any of the Parties being subject to any enforceable order, injunction, judgment or decree issued by any Governmental Authority or other legal restraint or prohibition preventing the consummation of transactions hereunder, it being understood that, in the event one of the clauses or this Agreement were void or invalid, the Parties shall do whatever is in their power to agree on clauses with substantially the same effect.

5.3	Manitex and BPER may at any time in whole or in part and conditionally or unconditionally waive the conditions set out in articles 5.1 and 5.2 by sending a written notice to the other Party.

5.4	If the conditions precedent under article 5.1 has not occurred prior to 31 January 2015, this Put and Call Agreement shall be definitively without effect.

6.	ACKNOWLEDGMENT

It is acknowledged and agreed by the Parties that:

(a)	this agreement is qualified from the beginning by the risk and uncertainties relating to the benefits and/or losses of the parties and it is therefore to be considered a “aleatory contract” (“contratto aleatorio”);

(b)	articles 1467 ss. of the Italian civil code do not apply to this agreement;

(c)	Manitex shall from time to time at its own cost on being reasonably required to do so by BPER, perform or procure the performance of all such acts and/or execute or procure the execution of all such documents in a form satisfactory to such other party to give full effect to this Agreement and to secure such other party the full benefit of the rights, powers and remedies conferred upon such party by or pursuant to this Agreement.

7.	REORGANIZATION

7.1	Without prejudice to paragraph 2.1(a)(1)(ii), should a Reorganization occur:

(a)	all debts, instruments and other securities which shall have become owned by BPER or any right to which BPER shall have become entitled as a result of a Reorganization and which derive (whether directly or indirectly) from the BPER Subordinated Debt shall be deemed to be subject to the Options and undertakings set forth in this Put and Call Agreement; and

(b)	any reference in this Put and Call Agreement to the BPER Subordinated Debt shall be construed to give full effect to paragraph 7.1(a).

8.	TAXES, COSTS AND EXPENSES

8.1	Manitex shall bear all the taxes, costs and expenses incurred in connection with this Put and Call Agreement.

9.	MISCELLANEOUS

9.1	Assignment prohibited. Except as otherwise specifically provided herein, no Party may assign any of its rights, interests or obligations hereunder without the prior written consent of the other Party.

9.2	Partial invalidity. The invalidity or unenforceability of any provision of this Put and Call Agreement shall not affect the remaining provisions thereof, which shall continue to be valid, effective and enforceable in accordance with their terms. Without prejudice to the other provisions of Article 1419 of the Civil Code, the Parties shall negotiate in good faith the substitution of such invalid or unenforceable provision with another provision that has substantially the same effect in terms of the purposes of the Agreement.

10.	GOVERNING LAW AND JURISDICTION

10.1	This Put and Call Agreement is governed by and shall be construed in accordance with the laws of Italy.

10.2	The Courts of Milan shall have exclusive jurisdiction in respect of any dispute arising out of this Put and Call Agreement.

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If you agree with this proposal, please return to us this letter duly signed by way of acceptance thereof.

Kind regards,

/s/ Andrew M. Rooke

Manitex International Inc.

Kind regards,

/s/ Emilio Cremonesi

Banca Popolare dell’Emilia Romagna s.c.